Exhibit 10.1

March 1, 2007

Dear Mark:

I am pleased to confirm in writing our conversation of January 29.  It remains very much my desire to have you continue to be a senior leader at Isis for the long term.  However, I do understand that you view the recruitment of Jeff Jonas as a significant change and one that you may need some time with which to become comfortable.  As you know, the Board and I view the addition of Jeff to the development organization as a natural and important organizational evolution and we are very supportive of you and your continuing role at Isis.  I hope you will agree.  Moreover, I believe it is very much in your interest, the interest of ISIS 301012, our pipeline, your organization, and Isis for you to remain at Isis and for you to develop a successful long term working relationship with Jeff, or at worst to assure an effective transition.

We therefore have agreed that you will continue to work for Isis in your current capacity for at least six to nine months beginning February 1, 2007.  I am hopeful that you will be here for the long term.  During the next six to nine months time you will assure continued development of ISIS 301012, the pipeline, and your organization and an effective transition for Jeff.  If you conclude that you prefer to depart from Isis, you will inform Jeff and me two months in advance of your planned departure date, in other words, you will inform us of your plans to leave between June 1 and August 1, 2007.  If you choose to leave and so inform us in writing, Isis will provide salary continuation for two times the number of months you have worked during this transition period (12-18 months).

During salary continuation, you will receive your salary and benefits.  You will not be eligible for bonuses or stock option grants.  Your accrued vacation time will be used during your time out of the office.  Salary continuation will terminate when you (1) accept another job, (2) accept a consulting relationship, (3) accept a position on a board of directors, (4) practice medicine, or (5) in any other way are compensated for your services.  If you choose this option we will document it with a Termination and Release Agreement.

In closing, Mark, let me reiterate that I am optimistic that you will not choose to exercise this option and that I appreciate your commitment to trying to assure that this agreement never needs to be exercised.

Regards,

/s/ Stan Crooke	/s/ Mark Wedel
Stan Crooke	Mark Wedel

cc: Lynne Parshall